Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Capstone Turbine Corporation on Form S-3 (File No. 333-232867 and 333-225503), Form S-8 (File No. 333-234578, 333-223126, 333-221695, 333-207967, 333-184033 of our report dated June 26, 2020, with respect to our audits of the consolidated financial statements of Capstone Turbine Corporation as of March 31, 2020 and 2019 and for the years ended March 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2020.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

June 26, 2020